UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
Amendment No. 4*

SYNEOS HEALTH, INC.
(Name of Issuer)

Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)

45329R109
(CUSIP Number)

Michael J. Aiello, Esq.
Sachin Kohli , Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
(212) 310-8000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 3, 2020
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box ☐.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
13,238,542 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
13,238,542 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,238,542 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.74%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) As of December 3, 2020, includes shares directly owned by Thomas H. Lee Equity Fund VI (2019), L.P., THL Fund VI (2019) Coinvestment Partners, L.P., THL Equity Fund VII Investors (inVentiv), L.P., Thomas H. Lee Equity Fund VII, L.P., Thomas H Lee Parallel Fund VII, L.P., Thomas H. Lee Parallel (Cayman) Fund VII, L.P., THL Executive Fund VII, L.P., THL Fund VII Coinvestment Partners, L.P., THL Managers VI, LLC and THL Managers VII, LLC.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the Issuer’s Prospectus Supplement dated December 1, 2020 and filed with the Securities and Exchange Commission (the “SEC”) on December 3, 2020 (the “December 2020 Prospectus Supplement”).

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
THL Holdco LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
13,238,542(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
13,238,542(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,238,542(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.74%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) As of December 3, 2020, includes shares directly owned by Thomas H. Lee Equity Fund VI (2019), L.P., THL Fund VI (2019) Coinvestment Partners, L.P., THL Equity Fund VII Investors (inVentiv), L.P., Thomas H. Lee Equity Fund VII, L.P., Thomas H Lee Parallel Fund VII, L.P., Thomas H. Lee Parallel (Cayman) Fund VII, L.P., THL Executive Fund VII, L.P., THL Fund VII Coinvestment Partners, L.P., THL Managers VI, LLC and THL Managers VII, LLC.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
13,238,542(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
13,238,542(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,238,542(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.74%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) As of December 3, 2020, includes shares directly owned by Thomas H. Lee Equity Fund VI (2019), L.P., THL Fund VI (2019) Coinvestment Partners, L.P., THL Equity Fund VII Investors (inVentiv), L.P., Thomas H. Lee Equity Fund VII, L.P., Thomas H Lee Parallel Fund VII, L.P., Thomas H. Lee Parallel (Cayman) Fund VII, L.P., THL Executive Fund VII, L.P., THL Fund VII Coinvestment Partners, L.P., THL Managers VI, LLC and THL Managers VII, LLC.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
THL Equity Advisors VI (2019), LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
3,682,208(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
3,682,208(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,682,208(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.54% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of December 3, 2020, includes shares directly owned by Thomas H. Lee Equity Fund VI (2019), L.P.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Equity Fund VI (2019), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
3,682,208(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
3,682,208(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,682,208(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.54%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of December 3, 2020.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
THL Fund VI (2019) Coinvestment Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
104,392(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
104,392(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
104,392(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.10% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of December 3, 2020.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
THL Equity Advisors VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
9,448,945(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
9,448,945(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,448,945(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.09% (1)(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) As of December 3, 2020, includes shares directly owned by THL Equity Fund VII Investors (inVentiv), L.P., Thomas H. Lee Equity Fund VII, L.P., Thomas H Lee Parallel Fund VII, L.P., Thomas H. Lee Parallel (Cayman) Fund VII, L.P. and THL Executive Fund VII, L.P.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
THL Equity Fund VII Investors (inVentiv), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
6,413,952(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
6,413,952(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,413,952(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.17% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of December 3, 2020.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Equity Fund VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
983,231(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
983,231(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
983,231(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.95% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of December 3, 2020.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Thomas H Lee Parallel Fund VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
775,809(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
775,809(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
775,809(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.75% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of December 3, 2020.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 2), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Thomas H. Lee Parallel (Cayman) Fund VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
1,039,826(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
1,039,826(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,039,826(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.00% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of December 3, 2020.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
THL Executive Fund VII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
86,185(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
86,185(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
86,185(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.08% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of December 3, 2020.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
THL Fund VII Coinvestment Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
149,942(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
149,942(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
149,942(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.14%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1) As of December 3, 2020.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
THL Managers VI, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
2,166(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,166(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,166(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.01%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) As of December 3, 2020.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
THL Managers VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
831(1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
831(1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
831(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.01%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) As of December 3, 2020.

(2) Based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering (as defined in Item 4 of this Amendment No. 4), as reported in the December 2020 Prospectus Supplement.

This Amendment No. 4 (“Amendment No. 4”) amends and supplements the statement on Schedule 13D originally filed by the Reporting Persons on August 10, 2017 (as amended from time to time, the “Schedule 13D”).  Unless otherwise indicated, each capitalized term used but not defined in this Amendment No. 4 shall have the meaning assigned to such term in the Schedule 13D.

Item 4.	Purpose of Transaction

Item 4 is supplemented as follows:

The information set forth under Item 5 of this Amendment No. 4 is incorporated herein by reference.

Pursuant to the Underwriting Agreement, dated December 1, 2020 (the “Underwriting Agreement”), by and among Fund VI 2019, Fund VI 2019 Coinvest, Equity Fund VII inVentiv, Equity Fund VII, Parallel Fund VII, Parallel (Cayman) Fund VII, Executive Fund VII, Fund VII Coinvest, Managers VI and Managers VII (the “THL Selling Stockholders”), the Issuer, and Goldman Sachs & Co. LLC and BofA Securities (collectively, the “Underwriters”) and other selling stockholders named therein, the THL Selling Stockholders sold an aggregate of 2,771,759 shares of Common Stock to the Underwriters for $61.28 per share as part of an underwritten public offering on December 3, 2020 (the “December 2020 Offering”). Specifically, (i) Equity Fund VII sold 205,859 shares of Common Stock, (ii) Parallel Fund VII sold 162,431 shares of Common Stock, (iii) Parallel (Cayman) Fund VII sold 217,709 shares of Common Stock, (iv) Executive Fund VII sold 18,045 shares of Common Stock, (v) Fund VII Coinvest sold 31,394 shares of Common Stock, (vi) Equity Fund VII inVentiv sold 1,342,891 shares of Common Stock, (vii) Fund VI 2019 sold 770,946 shares of Common Stock, (viii) Fund VI 2019 Coinvest sold 21,857 shares of Common Stock, (ix) Managers VI sold 453 shares of Common Stock, and (x) Managers VII sold 174 shares of Common Stock in the December 2020 Offering to the Underwriters.  The December 2020 Offering was made pursuant to the Issuer’s shelf registration statement on Form S-3 (File No. 333-228559), as supplemented by a prospectus, dated December 1, 2020, and filed with the SEC on December 3, 2020 (the “December 2020 Prospectus Supplement”).

In connection with the December 2020 Offering, the THL Selling Stockholders entered into customary “lock-up” agreements with the Underwriters, dated December 1, 2020 (the “Lock-up Agreements”) pursuant to which the THL Selling Stockholders generally agreed, subject to certain exceptions, not to sell, transfer, or otherwise dispose of any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 30-days after the date of the final prospectus relating to the December 2020 Offering without prior written consent from the Underwriters.

The foregoing descriptions of the Underwriting Agreement and the Lock-up Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 99.9, and a form of the Lock-up Agreement attached as Annex IV to the Underwriting Agreement, all of which are incorporated by reference herein.

Item 5.	Interest in Securities of the Issuer

(a)(b) The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 4 as of December 3, 2020, are incorporated herein by reference.  As of December 3, 2020, after giving effect to the December 2020 Offering, the Reporting Persons beneficially own, in the aggregate, 13,238,542 shares of Common Stock, which represents 12.74% of the Common Stock issued and outstanding.  The following table sets forth the number of shares and percentage of Common Stock owned by each Reporting Person.  The percentage of Common Stock owned was calculated based on 103,920,013 shares of Common Stock outstanding following the completion of the December 2020 Offering, as reported in the December 2020 Prospectus Supplement.

Reporting Persons	Number of Shares Beneficially Owned	Percentage of Common Stock
Thomas H. Lee Advisors, LLC	13.238,542	12.74%
THL Holdco LLC	13,238,542	12.74%
Thomas H. Lee Partners, L.P.	13,238,542	12.74%
THL Equity Advisors VI (2019), LLC	3,682,208	3.54%
Thomas H. Lee Equity Fund VI (2019), L.P.	3,682,208	3.54%
THL Fund VI (2019) Coinvestment Partners, L.P.	104,392	0.10%
THL Equity Advisors VII, LLC	9,448,945	9.09%
THL Equity Fund VII Investors (inVentiv), L.P.	6,413,952	6.17%
Thomas H. Lee Equity Fund VII, L.P.	983,231	0.95%
Thomas H. Lee Parallel Fund VII, L.P.	775,809	0.75%
Thomas H. Lee Parallel (Cayman) Fund VII, L.P.	1,039,826	1.00%
THL Fund VII Coinvestment Partners, L.P.	149,942	0.14%
THL Executive Fund VII, L.P.	86,185	0.08%
THL Managers VI, LLC	2,166	Less than 0.01%
THL Managers VII, LLC	831	Less than 0.01%

On account of the THL Stockholders’ Agreement (as defined and more fully described in Item 6 of the Schedule 13D), the Reporting Persons may be deemed to constitute a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) Other than as reported in this Amendment No. 4, no Reporting Person has entered into any transactions in the securities of the Issuer within the last 60 days.

(d) Under certain circumstances, partners or members of a Reporting Person, as the case may be, could have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock owned by such Reporting Person.

(e) Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby supplemented as follows:

The information set forth under Item 4 of this Amendment No. 4 is incorporated herein by reference.

Item 7.	Material to Be Filed as Exhibits

99.9
Underwriting Agreement, dated December 1, 2020, by and among the THL Selling Stockholders, Double Eagle Investor Holdings, L.P., Advent International GPE VIII-C Limited Partnership, the Underwriters and the Issuer (incorporated by reference to Exhibit 1.1 to the Issuer’s Current Report on Form 8-K, filed with the SEC on December 3, 2020).

99.10*	Joint Filing Agreement.

* Filed herewith

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 7, 2020	THOMAS H. LEE ADVISORS, LLC
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: December 7, 2020	THL HOLDCO, LLC

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: December 7, 2020	THOMAS H. LEE PARTNERS, L.P.
By: Thomas H. Lee Advisors, LLC, its General Partner
By: THL Holdco, LLC, its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: December 7, 2020	THL EQUITY ADVISORS VI (2019), LLC
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: December 7, 2020	THOMAS H. LEE EQUITY FUND VI (2019), L.P.
By: THL Equity Advisors VI (2019), LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: December 7, 2020	THL EQUITY FUND VI (2019) COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: December 7, 2020	THL EQUITY ADVISORS VII, LLC
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: December 7, 2020	THL FUND VII COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: December 7, 2020	THL EQUITY FUND VII INVESTORS (INVENTIV), L.P.
THOMAS H. LEE EQUITY FUND VII, L.P.
THOMAS H. LEE PARALLEL FUND VII, L.P.
THOMAS H. LEE PARALLEL (CAYMAN) FUND VII, L.P.
THL EXECUTIVE FUND VII, L.P.
By: THL Equity Advisors VII, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: December 7, 2020	THL MANAGERS VI, LLC

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

Date: December 7, 2020	THL MANAGERS VII, LLC

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Class A Common Stock of Syneos Health, Inc. This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated:  December 7, 2020

THOMAS H. LEE ADVISORS, LLC
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL HOLDCO, LLC

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THOMAS H. LEE PARTNERS, L.P.
By: Thomas H. Lee Advisors, LLC, its General Partner
By: THL Holdco, LLC, its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL EQUITY ADVISORS VI (2019), LLC
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THOMAS H. LEE EQUITY FUND VI (2019), L.P.
By: THL Equity Advisors VI (2019), LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL EQUITY FUND VI (2019) COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member
By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL EQUITY ADVISORS VII, LLC
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL FUND VII COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P.,
its General Partner
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL EQUITY FUND VII INVESTORS (INVENTIV), L.P.
THOMAS H. LEE EQUITY FUND VII, L.P.
THOMAS H. LEE PARALLEL FUND VII, L.P.
THOMAS H. LEE PARALLEL (CAYMAN) FUND VII, L.P.
THL EXECUTIVE FUND VII, L.P.
By: THL Equity Advisors VII, LLC,
its General Partner
By: Thomas H. Lee Partners, L.P.,
its Sole Member
By: Thomas H. Lee Advisors, LLC,
its General Partner
By: THL Holdco, LLC,
its Managing Member

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL MANAGERS VI, LLC

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds

THL MANAGERS VII, LLC

By:	/s/ Mark A. Garcia
Name: Mark A. Garcia
Title: Chief Financial Officer, Funds